ATS INTERNATIONAL CONFERENCE May 17-May 22, 2019 dallas tx

(https://www.thoracic.org/)

Session D101 - CLINICAL AND TRANSLATIONAL STUDIES IN ASTHMA AND COPD

A7476 / 524 - First-in-Human Data for the Inhaled IL-4Ra Antagonist, AZD1402/PRS-060, Reveals a Promising Clinical Profile for the Treatment of Asthma

May 22, 2019, 1:30 PM - 3:30 PM | Room D222-D224 (Level 2), KBHCCD

Participant

I. Bruns[1], M. Fitzgerald[2], K. Pardali[3], P. Gardiner[4], D. Keeling[5], L. Axelsson[4], F. Jiang[5], J. Lickliter[6], D. Close[7];
[1]Pieris Inc, BOSTON, MA, United States, [2]Pieris Pharmaceuticals GmbH, Freising, Germany, [3]Respiratory Inflammation and Autoimmunity IMED unit, AstraZeneca, Mölndal, Sweden, [4]Respiratory, Inflammation and Autoimmunity, Early Clinical Development, AstraZeneca, Gothenburg, Sweden, [5]Respiratory, Inflammation and Autoimmunity, IMED Biotech Unit, AstraZeneca, Gothenburg, Sweden, [6]Nucleus Network Pty Ltd, Melbourne, Australia, [7]Respiratory, Inflammation and Autoimmunity, Early Clinical Development, AstraZeneca, Royston, United Kingdom.

Abstract

Rationale

AZD1402/PRS-060 is the first treatment of its type for asthma. This novel Anticalin® molecule antagonizes the IL-4 receptor alpha (IL-4Rα) and is designed for inhalation. Anticalins® are derived from endogenous low-molecular weight human tear lipocalin proteins. This first-in-human study in healthy subjects was conducted to assess the safety, tolerability and pharmacokinetics (PK) of inhaled single ascending doses and intravenous infusion (IV) doses. Following inhalation of AZD1402/PRS-060, systemic target engagement was determined by inhibition of IL-4 stimulated STAT6 phosphorylation (pSTAT6).

Methods

In a placebo-controlled single ascending dose study (NCT03384290), AZD1402/PRS-060 was administered by nebulized oral inhalation to seven cohorts at delivered doses between 0.1mg and 160mg (corresponding to nebulized doses between 0.25mg and 400mg) or intravenous infusion (IV) to two cohorts at 1mg and 2mg. Safety and tolerability were assessed, levels in plasma and urine were analyzed, and PK parameters determined. Production of anti-AZD1402/PRS-060 antibodies were monitored. To determine systemic target engagement a real-time whole blood ex-vivo assay was established utilizing flow cytometry, assessing AZD1402/PRS-060-mediated inhibition of IL-4 stimulated STAT6 phosphorylation (pSTAT6) in peripheral CD3+ T cells.

Results

No serious adverse events were reported; AZD1402/PRS-060 was found to be safe and well tolerated at all dose levels via both routes of administration.

No anti-AZD1402/PRS-060 antibodies were detected.

Systemic exposure was observed after inhaled delivered doses ≥8mg with a dose-dependent increase.

The PK profiles showed slow and prolonged absorption into the systemic circulation (T_{max} around 5 hours) after inhalation.

Clearance and volume of distribution values after IV doses were indicative of clearance by renal filtration and a low tissue distribution. Absolute pulmonary bioavailability was determined to be approximately 10%.

Inhibition of systemic pSTAT6 was dose-dependent and closely aligned with systemic exposure of AZD1402/PRS-060. Near complete and sustained inhibition was observed at higher inhaled doses (Figure 1).

Conclusion

The novel IL-4Rα antagonist, AZD1402/PRS-060, was safe and well tolerated when given as single inhaled or IV doses to healthy subjects. Demonstration of its retained systemic target engagement following nebulization indicates its stability and suitability for development as an inhaled drug for the treatment of asthma.

These systemic target engagement (pSTAT6) data will be compared with local, lung target engagement from the ongoing multiple ascending dose study in mild asthmatics (NCT03574805), where inflammation will be evaluated

by measuring fractional nitric oxide in exhaled breath (FeNO). This will help determine the inhaled dose levels for evaluation in future studies of this first-in-class inhaled Anticalin molecule.

Figure 1:
Systemic pSTAT6 following inhalation of AZD1402/PRS-060


% of pSTAT6+ cells (CD3)
100
50
0
predose
1h
4h
8h
12h
24h
Placebo
0.5mg delivered dose
2mg delivered dose
8mg delivered dose
24mg delivered dose
72mg delivered dose
160mg delivered dose